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                                    EXHIBIT 99.2

   Donald A. Lesch
   Chairman of the Board/CEO
   (219) 465-6607

                                                                   June 10, 1996

                       INDIANA FEDERAL CORPORATION ANNOUNCES
                     REALIGNMENT OF MANAGEMENT RESPONSIBILITIES


         Valparaiso, Indiana - In an effort to further enhance its emphasis on strategic expansion and growth, the Board of Directors of Indiana Federal Corporation (the "Corporation") and its wholly-owned subsidiary, Indiana Federal Bank for Savings (the "Bank"), has announced the realignment of specific management duties for two of its key officers. The changes, which are effective June 10, 1996, include the appointment of Board Chairman Donald A. Lesch as Chief Executive Officer of the Corporation and Bank; with President Peter Candela becoming Chief Operating Officer to the Corporation and Bank.
        Lesch, who has served as Chairman of the Board of the Corporation and Bank since 1992, will primarily focus on strategic direction and growth opportunities. Candela, who has been Corporation and Bank President since 1985, will concentrate on the management of support services and administrative functions.
        "These moves are aligned with our growth strategies and formation of strategic alliances," Lesch said. "In the dynamic financial services market, it is imperative that we re-engineer ourselves as necessary to the benefit of our shareholders, our customers and our employees, while maintaining our focus on our strategic goals. A critical component of that re-engineering is the placement of key personnel, both management and staff, to their greatest strengths. These changes accomplish just that."
        Lesch pointed out that the Corporation's growth strategies include diversifying the range of financial products and services it provides by developing key strategic partnerships and concepts. Examples of these growth tactics include the Corporation's recent creation of IFB Investment Services, Inc., a subsidiary specializing in financial advice and planning, portfolio management, stocks, bonds and other investment products. This organization, which was launched in April of this year, provides

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   locally-based and managed brokerage services which replace the Corporation's alliance with out-of-state, third party broker/dealers. Another Indiana Federal strategic partnership is its February 1996 acquisition of one-third ownership of Forrest Holdings, Inc., a multi-faceted leasing company located in Oak Brook, Illinois. Lesch emphasizes that more strategic alliances such as these will continually be looked at.
        "While these moves don't radically change the way we've been doing business, they fine tune the responsibilities of two key individuals in the Corporation so that we can more efficiently and effectively deploy those day-to-day management activities to the execution of our growth and profitability tactics," Lesch said.
        Indiana Federal Corporation's wholly-owned subsidiary, Indiana Federal Bank for Savings, maintains a network of fifteen full-service offices in Northwest Indiana and loan production offices in Valparaiso, Highland and Mishawaka, Indiana. Indiana Federal Corporation shares are traded on the NASDAQ National Market System under the symbol "IFSL".


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